Exhibit 10.4

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is executed by Arts and Exhibitions International, LLC, a subsidiary of Premier Exhibitions, Inc. (collectively the "Employer"), and John Norman (the "Employee"). Each of Employer and Employee is a “Party” to this Agreement, together the “Parties”.

WHEREAS, the Employee and the Employer desire to accomplish the Employee's separation from employment in an amicable manner;

WHEREAS, the Employer and the Employee wish to settle all differences between them relating to the Employee's employment with the Employer and the cessation thereof without any admission of liability by either Party;

NOW, THEREFORE, for good and valuable consideration, including the mutual releases set forth below, the receipt of which is acknowledged, the Parties agree as follows:

1.	The Employee acknowledges that his/her employment with the Employer will end effective March 21, 2016 (the “Separation Date”). The Employment Agreement executed by and between Employee and Employer on June 25, 2012, as amended on June 25, 2014, shall be terminated and canceled. Sections 6(f) of the Employment Agreement (confidentiality) and 10(g) (indemnification and insurance) shall survive termination. In conjunction with the execution of the separation agreement, Employee resigns from his position as President of Premier Exhibition Management LLC and Arts and Exhibitions International, LLC. For avoidance of doubt, the restrictive covenants set forth in Section 10 of the Employment Agreement shall have no further force and effect.

2.	(a)	The Employer will pay the Employee $1230.00, representing all accrued compensation earned through the Separation Dateless federal, state, and local withholdings (the “Final Payment”). The Final Payment will be paid to the Employee according to the current payroll schedule commencing on the first pay date after the Effective Date (as defined in Paragraph 20 below). The Employee is entitled to this payment regardless of whether he signs this Agreement.

(b)	The Employee acknowledges that, except as expressly provided in this Agreement, he/she will not receive any additional compensation, severance, or benefits after the Separation Date, excluding any claims of unemployment.

(c)	The Employee agrees that, within ten (10) days after the date of this Agreement, the Employee will submit a final documented expense reimbursement statement reflecting all business expenses the Employee incurred, if any, for which he/she seeks reimbursement. The Employer will reimburse the Employee for these expenses pursuant to its regular business practice

(d)	On the date of this Agreement, the Employee will return to the Employer all Employer documents (and all copies thereof) and other Employer property in the Employee’s possession at any time, including, but not limited to, Employer files, notes, drawings, records, designs, work-in-progress, business plans and forecasts, financial information, specifications, computer-recorded information, passwords, tangible property (including, but not limited to, computers, cell phones, pagers, pda’s), credit cards, entry cards, identification badges, and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Employer (and all reproductions thereof).

3.	The Employee voluntarily agrees to release and discharge the Employer and its parents, affiliates, subsidiaries, successors, assigns (and the current and former trustees, officers, directors, shareholders, employees, and agents of each of the foregoing) (collectively, the "Premier Released Parties") generally from all claims, demands, actions, suits, damages, debts, judgments and liabilities of every name and nature, whether existing or contingent, known or unknown, suspected or unsuspected, asserted or unasserted, in law or in equity in connection with the Employee’s employment by and/or termination from the Employer. This release is intended by the Employee to be all encompassing and to act as a full and total release of any claims the Employee may have or have had against the Employer and/or the Premier Released Parties from the beginning of the Employee’s relationship with the Employer to the date of this Agreement, including but not limited to all claims in contract (whether written or oral, express or implied), tort, equity and common law; any claims for wrongful discharge, breach of contract, or breach of the obligation of good faith and fair dealing; and any claims under any local, state or federal constitution, statute, law, ordinance, bylaw, or regulation dealing with OSHA and/or otherwise pertaining to workplace safety or either employment, employment discrimination and/or employment benefits and/or those laws, statutes or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sexual harassment, sexual orientation, national origin, ancestry, handicap or disability, veteran status, or any military service or application for military service or any other category protected by law (including, without limitation, the Age Discrimination in Employment Act (“ADEA”); Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; The Employee Retirement Income Security Act of 1974 ("ERISA") [except for any vested benefits under any tax qualified benefit plan]; The Immigration Reform and Control Act; The Americans with Disabilities Act of 1990; The Workers Adjustment and Retraining Notification Act; and The Fair Credit Reporting Act), and including any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

4.	The Employee not only releases, discharges and indemnifies the Premier Released Parties from any and all claims as stated above that he or she could make on his or her own behalf or on the behalf of others, but also those claims that might be made by any other person or organization on the Employee's behalf. The Employee also specifically waives any right to recover any damage awards as a member of any class in a case in which any claims against the Premier Released Parties are made involving any matters arising out of the Employee's employment with and/or termination of employment with the Employer.

5.	Employee expressly declares and warrants that Employee has reported all hours worked as of the date of this Agreement and has been paid for all hours worked and has received all leaves (paid or unpaid), compensation, wages, bonuses, commissions and/or other benefits that Employee is due, except as provided in this Agreement. Employee also agrees that Employee has reported all workplace injuries, if any, to Employer.

6.	Nothing in this Agreement will prohibit the Employee from cooperating with the Equal Employment Opportunity Commission ("EEOC") or any other federal, state or local governmental agency in any future investigation or other agency proceeding against the Employer, but the Employee acknowledges that this Agreement will bar him/her from recovering any funds in any such future investigative or other agency proceeding, including any brought by the EEOC or any other federal, state or local governmental agency. Subject to the Employee’s other personal and professional obligations and on reasonable notice and at reasonable times, the Employee will cooperate with the Employer and its counsel in connection with any investigation, administrative or regulatory proceeding or litigation relating to any matter in which the Employee was involved or of which the Employee has knowledge as a result of the Employee’s employment with the Employer and/or any of the Released Parties. The claims released under Section 3 of this Agreement do not include any of the following claims that the Employee has or might have involving: (i) the right to vested benefits under any Employee pension or savings plan; (ii) the right to elect continued benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); (iii) any claim to receive workers’ compensation benefits or unemployment insurance, in accordance with applicable law; (iv) the right to challenge the knowing and voluntary nature of this Agreement under the Older Workers Benefit Protection Act (“OWBPA”); (v) any claim to enforce the terms of this Agreement; or (vi) any claim which cannot, by statute, be waived in this Agreement.

7.	The Employee's execution of this Agreement operates as a complete bar and defense against any and all of the released claims against the Employer and/or any of the Premier Released Parties. If the Employee or his/her heirs, successors, representatives, or assigns, should make any claims against the Employer and/or any of the Released Parties in a charge, complaint, action, claim, or proceeding (with the exception of claims to enforce this Agreement and claims not released herein), this Agreement may be raised as and shall constitute a complete bar to any such charge, complaint, action, claim, or proceeding, and the Employer and/or any of the Premier Released Parties shall be entitled to and shall recover from the Employee all costs incurred, including attorneys’ fees, in defending against any such charge, complaint, action, claim, or proceeding to the fullest extent.

8.	Employer voluntarily agrees to release and discharge the Employee and his heirs, executors, administrators and trustees generally from all claims, demands, actions, suits, damages, debts, judgments and liabilities of every name and nature, whether existing or contingent, known or unknown, suspected or unsuspected, asserted or unasserted, in law or in equity in connection with the Employee’s employment by and/or termination from the Employer. This release is intended by the Employer to be all encompassing and to act as a full and total release of any claims the Employer may have or have had against the Employee from the beginning of the Employee’s relationship with the Employer to the date of this Agreement, including but not limited to all claims in contract (whether written or oral, express or implied), tort, equity and common law; breach of contract, or breach of the obligation of good faith and fair dealing.

9.	This Agreement is for the purpose of settling all differences between the Employee and the Employer and is not an admission of any party of any liability or fault whatsoever.

10.	The Employee agrees that if he/she ever challenges the enforceability of this Agreement, the Employer shall be entitled to seek and receive repayment of all monies received in consideration for this Agreement. The Employee understands that if a court of competent jurisdiction should ultimately determine that this Agreement is unenforceable as against him/her, he/she will then be able to sue the Employer for such damages and other relief, but will have forfeited any and all rights to any monies previously provided to him/her hereunder.

11.	Except as required by law, the Employee agrees to keep the existence and terms of this Agreement in the strictest confidence and not reveal the terms of this Agreement to any persons except the Employee’s immediate family, attorney and financial advisors, provided they also agree to keep the information confidential. The Employee will cause such persons to observe the terms of this Paragraph, and will be responsible for any breach of this agreement by any of such persons. In addition, the Employee agrees not to disclose to any third party (including, without limitation, the Employer’s competitors) any confidential information of the Employer (including, without limitation, the financial terms and other terms and conditions of any and all prior or currently pending license agreements, co-promotion agreements, leases, and other business arrangements with museums, other venues, local promoters, landlords and other parties for the exploitations of the Employer’s exhibition properties and other business). This Paragraph shall survive any expiration or termination of this Agreement. The provisions of this Paragraph shall be in effect for a period of two (2) years after the date of this Agreement.

12.	The Employee agrees that he/she will not make or cause to be made, directly or indirectly, any statements or distribute any written materials that disparage the Employer or its employees, officers, directors, products or services (including, without limitation, anything that is likely to be harmful to any of them or their business or personal reputation).

13.	No party to this Agreement, nor any attorney of either party, shall be deemed the drafter of this Agreement for the purpose of interpreting or construing any of its provisions, and no rule of construction resolving any ambiguity against the drafting party shall be applicable to this Agreement.

14.	This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

15.	The rights and benefits of this Agreement are personal to the Employee and no such right or benefit is subject to voluntary or involuntary assignment or transfer. The Employee agrees that any attempt by him/her to assign or transfer this Agreement is automatically null, void and without effect.

16.	This Agreement sets forth the entire agreement between the parties concerning the matters discussed herein, and supersedes any and all prior agreements. In signing this Agreement, the Employee represents that he/she is not relying upon any oral promises made by anyone at the Employer.

17.	Should any provision of this Agreement be declared to be invalid, the validity of the remaining parts, terms, or provisions shall not be affected and any invalid part, term, or provision shall be deemed not to be a part of this Agreement.

18.	By signing this Agreement, the Employee further warrants that no promise or inducement has been offered to him/her to enter into this Agreement except as expressly set forth herein, that this Agreement is executed without reliance upon any statements or representations by the Employer except as expressly set forth herein, and that he/she executes this Agreement freely and voluntarily with full knowledge and understanding of its contents on the date indicated below.

19.	This Agreement is a legally binding document and the Employee's signature will commit the Employee to its terms. The Employer expressly advises and encourages the Employee to obtain legal advice before signing this Agreement. The Employee acknowledges that he/she has had an opportunity to thoroughly discuss all aspects of this Agreement with an attorney, that the Employee has carefully read and fully understands all of the provisions of this Agreement and that the Employee voluntarily enters into this Agreement.

20.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Such counterparts may be transmitted by facsimile or via PDF or other electronic files.

21.	THE EMPLOYEE HAS THE RIGHT TO REVOKE THIS AGREEMENT BY WRITTEN NOTICE TO THE EMPLOYER FOR A PERIOD OF SEVEN (7) CALENDAR DAYS AFTER THE DATE THE EMPLOYEE SIGNS THIS AGREEMENT. THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EXPIRATION OF SUCH SEVEN (7) DAY REVOCATION PERIOD (THE “EFFECTIVE DATE”).

ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO THE EMPLOYER’S VICE PRESIDENT-HUMAN RELATIONS AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR SEPARATION AND RELEASE AGREEMENT." THE REVOCATION MUST BE PERSONALLY DELIVERED OR MAILED TO THE EMPLOYER’S VICE PRESIDENT-HUMAN RELATIONS OR HIS/HER DESIGNEE (AND, IF MAILED, IT MUST BE POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER THE EMPLOYEE SIGNS THIS AGREEMENT AND DELIVERS IT TO THE EMPLOYER).

THE EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL CALENDAR DAY CONSIDERATION PERIOD.

THE EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS SEPARATION AND RELEASE AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS THE EMPLOYEE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES.

IN WITNESS WHEREOF, the parties, having read and understood this Agreement, voluntarily and with full knowledge agree to and execute this Agreement on the date indicated below.

AGREED TO AND ACCEPTED:		AGREED TO AND ACCEPTED:
JOHN NORMAN		Premier Exhibitions, Inc,

By:	/s/ John Norman	By:	/s/ Daoping Bao

Printed Name:	John Norman	Printed Name:	Daoping Bao, President & CEO

Dated:	April 5, 2016	Dated:	March 31, 2016